JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement is entered into as of the 23rd of August, 2010, between:

PETROBRAS AMERICA INC., a company organized and incorporated under the laws of Delaware, with operational office at 10350 Richmond Ave., Suite 1400 Houston, TX 77042, Zip Code: 77042, USA, herein duly represented by Mr. José Orlando Melo de Azevedo, President, hereinafter referred to as "PAI"; and

KL Energy Corp., a company organized and incorporated under the laws of Nevada, with its offices at 306 East St. Joseph Street, Suite 200 - Rapid City, South Dakota  57701, United States of America (USA), herein duly represented by Mr. Peter Gross, President and CEO, hereinafter referred to as "KLE" ;

Each hereinafter referred to as “Party” and collectively as “Parties”, that sign the present joint development agreement, hereinafter referred to as “JDA”,

WHEREAS:

A	KLE has developed the proprietary know-how and intellectual property rights regarding the “Technology” as defined in Section 1.20;

B
PAI is a wholly owned Affiliate of Petróleo Brasileiro S.A. – PETROBRAS (hereinafter referred to as PETROBRAS) recognized as an oil exploration, production and refining world leader and high quality fuels producer, including chemicals and fuel  additives;

C
PETROBRAS - by itself or through its Affiliates (as defined herein) - intends to be the leading producer of high quality fuels, especially biofuels. In addition, to achieve this aim, PETROBRAS and its Affiliates intend to deepen their understanding of the production of biofuels from different biomass feedstocks, specially sugar cane;

D	PETROBRAS and its Affiliates intend to invest in developing new technologies and business opportunities in this market;

E	The Parties intend to jointly further develop the Technology in accordance with the terms and conditions set forth in this JDA;

F	The Parties shall, in principle, cooperate in relation to the Project on the basis of this JDA.

Now THEREFORE, the Parties hereby agree as follows:

1.	DEFINITIONS

The definitions set forth in this Clause 1 shall apply whenever any of the following words and expressions is used in this JDA with an initial capital letter. Unless the context otherwise requires, the singular shall include the plural and the plural the singular, and words importing persons shall include their respective firms and corporations.

1.1
“Affiliate” means an entity that is controlled by, under common control with or which controls the other entity.  For purposes of this definition, an entity shall be deemed to have control of another if (directly or indirectly) it owns or has the right to cast votes of greater than fifty percent (50%) of the voting shares or other ownership interests of, or is entitled (directly or indirectly) to appoint a majority of the directors or equivalent management body of, or to direct the policies or operations of the other entity.

1.2
“Business Day” means a day (excluding Saturdays, Sundays and public holidays) on which commercial banks are open for business in  Houston,  Texas, USA and in the cities  of Rio de Janeiro/RJ and  Salvador/BA, both cities in Brazil.

1.3	“Clause” means a Clause of this JDA.

1.4	“Dollars” or “US Dollars” or “US$” means United States Dollars.

1.5	“Effective Date” means the date on which the last of all required PARTIES has executed this JDA.

1.6	“Excluded Information” means all knowledge, development or technology outside the field of the Technology belonging to a Party, whether generated before or after the Effective Date.

1.7
“Force Majeure” means, without limitation, blockades, embargoes, riots, national strikes (except those strikes made by the employees of KLE), lockouts, labor and civil disturbances, Acts of God, storms, fire, flood, earthquakes, sabotage, terrorism, insurrections, acts of war (declared or undeclared), acts of any governmental or military agency acting under actual or assumed authority or any cause or events or circumstances beyond the control of either Party, whether or not similar to the matters herein specifically enumerated, but excluding financial distress, which prevent or impede or suspend the due performance of the Service and which by the exercise of all reasonable diligence such Party is unable to prevent. The Parties agree that the following shall not constitute a Force Majeure event: adverse weather conditions, mere shortage of supplies or any contractual commitment made to a Third Party which limits the ability of a Party to perform its obligations hereunder.

1.8	“KLE Personnel” means the personnel, employees or outsourced service providers working in the organization of KLE, its Affiliates or subcontractors for any purpose under this JDA.

1.9	“KLE Representative” means one KLE Personnel to be designated by KLE and who will have the authority to act on behalf of KLE in all matters concerning this JDA.

1.10
“Intellectual Property Rights” means (i) patent applications, patents, trademarks, utility models, industrial designs, non-patented technology, copyrights, and any other intellectual property rights that can be legally registered with government authorities, and (ii) trade secrets and know how.

1.11
“Monthly Detailed Work Plan and Budget” means a detailed work plan and budget that has been prepared by KLE and approved by PAI, as specified in Exhibit B, covering all costs and expenses – detailed on a monthly basis and covering the entire Project scope under this JDA. Such “Monthly Detailed Work Plan and Budget” shall be updated on a monthly basis by KLE until all services specified in this JDA are completed.

1.12
“Monthly Report” means the monthly report detailing the development of the Project and the use of the proceeds from funds provided by PAI in the preceding month, including a comparison of the actual use of the proceeds with the projection in the Monthly Detailed Work Plan and Budget as well as proof of expenses, which shall be submitted by the Technical-Financial Committee to PAI.

1.13	“PAI Personnel” means the personnel, employees or outsourced service providers, working in the organization of PAI or its Affiliates or any PAI subcontractors for any purpose under this JDA.

1.14	“PAI Representative” means one of PAI’s Personnel to be designated by PAI and who will have the authority to act on its behalf in all matters concerning this JDA.

1.15	“PETROBRAS Group” means any entity in which PETROBRAS, directly or indirectly, has ownership interest of at least twenty percent (20%).

1.16
“Pre Existing IP” means any Intellectual Property Rights owned by, licensed to or in the possession of each Party within the field of Technology and prior to the Effective Date, as listed in Exhibit C.

1.17
“Prior Information” means any and all knowledge, development or technology other than Pre Existing IP within the field of Technology (and consequently not being Excluded Information) belonging to a Party prior to the Effective Date.

1.18	“Project” means adapting KLE’s WBE Upton plant to the use of sugar cane bagasse feedstock and conducting laboratory and pilot plant tests as detailed in Exhibit A.

1.19
“Project Results” means all inventions, designs, copyrightable works, know-how and any other technical results whether or not patentable or reduced to practice, that are created or developed as a result of the JDA, as well as reports for each stage and the consolidated Final Report with all accompanying documentation, and including possible conclusions and recommendations provided by KLE on the subject-matter of this JDA.

1.20
“Technology” means the proprietary know-how and Intellectual Property Rights regarding a technology for the production of ethanol and lignin from lignocellulosic material feedstock using thermal-mechanical pre-treatment, enzymatic hydrolysis and fermentation of C5 and/or C6 sugar polymers.

1.21	“Term” has the meaning set forth in Clause 20.

1.22	“Third Party” means any and all persons or entities other than the Parties and “PETROBRAS Group”.

 In this JDA, unless the context otherwise requires:

(i)	references to this JDA include this JDA and any ancillary document as varied, modified or supplemented in any manner from time to time;

(ii)	references to any Party shall, where relevant, be deemed to be references to or to include, as appropriate, their respective permitted successors, assigns or transferees;

(iii)	references to recitals, Clauses and Exhibits and subdivisions of them are references to the recitals and Clauses of, and Exhibits to, this JDA and sub-divisions of them respectively;

(iv)	references to any act or law include references to such act or law as amended or extended on or before the date of this JDA and any subordinate legislation made from time to time under it;

(v)
references to a "person" include any individual, company, corporation, firm, partnership, joint venture, foundation, association, organization, institution, trust or agency, whether or not having a separate legal personality;

(vi)	references to an amount in US Dollars shall include its respective market rate equivalent at the relevant time in any other currency or combination of currencies;

(vii)
general words introduced by the words “other” (or any similar term), or followed by the words “including”, “include”, “in particular” (or similar term), shall not be given a restricted meaning because they are preceded or followed by more specific words indicating a particular class of acts, matter or things; and

(viii)	headings are inserted for convenience only and shall be ignored in construing this JDA.

2.	OBJECTIVE

2.1	The objective of this JDA is to:

(i)	optimize the Technology for the use of sugar cane bagasse feedstock;

(ii)	validate the optimized Technology in KLE Upton plant;

(iii)	meet the performance criteria as defined in Exhibit D;

(iv)
jointly develop a feasibility study and basic engineering for one industrial scale cellulosic ethanol production facility based on the KLE process technology and integrated into an adequate sugarcane mill belonging to the PETROBRAS Group according to Exhibit H.

2.2	Each Party shall be free to pursue technology and business opportunities outside the field of Technology as applied to sugar cane bagasse.

2.3
The Parties may agree to jointly pursue technology and business opportunities in the field of Technology as applied to sugar cane bagasse with terms to be jointly defined and documented in written form.

3.	DEVELOPMENT OF THE PROJECT

3.1	The Parties shall cooperate in developing the Project according to the Monthly Detailed Work Plan and Budget (Exhibit B).

3.2	The activities related to this JDA shall be primarily carried out in the USA.

3.3
KLE shall be responsible for the operational management and completion of all tests related to the Project and described in the Monthly Detailed Work Plan and Budget, in articulation with PAI representatives.

3.4
The Parties will have full and non restricted access to all technical and economical information, operational data and procedures, development information and data during the execution of the Work Plan and will participate effectively in the Project.

3.5
PAI shall have the right to purchase up to 80% of the total volume of ethanol produced as a result of this JDA at a price of ***** per liter ex-works. KLE shall provide samples of feedstock material, intermediates, products and by-products free of charge upon request of PAI.

3.6	KLE undertakes to keep at least (4) four of the following technicians and professionals herein actively involved in the performance of this JDA.

(i)	*****;

(ii)	*****;

(iii)	*****;

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

(iv)	*****;

(v)	*****;

(vi)	*****;

(vii)	*****; and

(viii)	*****.

3.7
KLE shall include a six (6) months (from Effective Date) “non-compete” clause in the employment contracts of all employees and/or technicians involved in the tests, object of this JDA. In this respect, the Parties agree and acknowledge that the costs related to these technicians and professionals during the entire Project have been considered in the Monthly Detailed Work Plan and Budget.

3.8
PAI shall nominate at least one technician or professional to work on the Project. In this respect, the Parties agree and acknowledge that the costs related to such technicians and professionals shall not fall within the Project budget.

3.9	KLE shall conclude the Project tests set forth in the Monthly Detailed Work Plan and Budget within two hundred and forty (240) calendar days from the Effective Date.

4.	TECHNICAL-FINANCIAL COMMITTEE

4.1
PAI and KLE, within seven (7) days from the Effective Date, shall establish a Technical-Financial Committee in order to supervise, analyze, evaluate as well as decide on issues related  but not limited to:

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

(i)	the execution of the Project’s Monthly Detailed Work Plan and Budget (Exhibit B);

(ii)	the development of the Technology and the feasibility study and basic engineering for the industrial scale cellulosic ethanol production facility;
(iii)	the preparation of the Monthly Reports;

(iv)	the approval of the (updated) Monthly Detailed Work Plan and Budget in accordance with Clause 6;

(v)	the pre-approval of the terms of all contracts related to the Project;

(vi)	the use of the financial resources provided by PAI.

4.2
The Technical-Financial Committee shall be constituted by four (4) members, of which two (2) members shall be appointed by PAI and two (2) members shall be appointed by KLE. PAI shall have the casting vote concerning all decisions related to the financial management of the Project.

4.3
The Technical-Financial Committee shall meet every month – or more often, upon the reasonable request of a member – to plan and validate the technical implementation of the Project and the application of the financial resources related to it. The Technical-Financial Committee shall notify the appointed representatives of PAI and KLE about every technical relevant event of the Project. All meetings shall be held in the office premises of KLE in Rapid City unless the members of the Technical-Financial Committee mutually agree that the meetings will be held elsewhere or by means of video conference or conference calls.

5.	PAYMENTS

5.1	The Parties agree that PAI shall pay to KLE for the execution of the Project the total amount of six million Dollars (U$6,000,000.00), in accordance with the Monthly Detailed Work Plan and Budget.

5.2
The amount established in Section 5.1 shall be paid by PAI according to the mutually agreed and approved “Payments and Technical-Financial Report Schedule” as specified in Exhibit F according to the following procedure:

(i)	Within seven (7) Business Days after the Effective Date, PAI shall pay the First Installment to KLE;

(ii)	PAI shall pay each of the next three (3) Installments to KLE within seven (7) Business Days from approval of the respective Monthly Report, as per defined in Clause 6 and in the Exhibit F;

(iii)
As provided in Clause 6, in the event that there are deviations between the actual Monthly Report and the latest version of the Monthly Detailed Work Plan and Budget, and PAI disputes the Technical-Financial Committee’s explanation regarding such deviations, the following Installments may at PAI sole discretion  be suspended;

(iv)	Any amount paid to KLE shall be made to the following KLE’s bank account:
*****
*****
*****
*****
*****

6.	REPORT AND APPROVAL PROCEDURES

6.1
Within thirty (30) days from each payment as set forth in the Exhibit F (Payments and Technical-Financial Report Schedule) the Monthly Detailed Work Plan and Budget (Exhibit B) shall be updated by the Technical-Financial Committee and sent to PAI along with the Monthly Report containing Project’s development status and the accountability for the previous (30) thirty day period.

6.2	PAI shall within (10) ten Business Days from receipt of the Monthly Report either approve it or declare in a detailed written notice to KLE the reason for the non-approval.

6.3
If PAI does not approve the Monthly Detailed Work Plan and Budget, the Technical-Financial Committee shall modify it taking into account the instructions provided by PAI. Technical-Financial Committee will subsequently submit the modified Monthly Detailed Work Plan and Budget to PAI for approval, in which respect Section 5.2.(ii) applies mutatis mutandis.

6.4
Subject to Section 5.1, any deviation in the Monthly Report from the projected figures specified in the last version of the Monthly Detailed Work Plan and Budget shall be explained by the Technical-Financial Committee to PAI, and all relevant information (copies of invoices, bank statements etc) necessary to account for the reported use of the proceeds shall be attached to such Monthly Report. At any time PAI may require KLE to provide additional documents concerning costs and expenses related to the Project.

7.	INTELLECTUAL PROPERTY RIGHTS

7.1
Any and all Intellectual Property Rights deriving from this JDA shall be the joint property of the Parties, in equal proportions, respecting the Pre Existing IP and Prior Information owned or controlled by such Party prior to the Effective Date.

7.1.1
Notwithstanding the provisions set forth above, subject to the terms of this JDA, each Party hereby grants to the other Party and/or its Affiliates, as the case may be, a royalty-free, worldwide and non-exclusive license to use its Prior Information and Pre- Existing IP solely for the purpose of the Project, and during the Term of this JDA, which includes but is not limited to those items specifically set forth in the Monthly Detailed Work Plan and Budget (Exhibit B).

7.1.2
Subject to the terms of this JDA, if the Performance Criteria (Exhibit D) is achieved, then KLE shall grant to PAI and/or other entity of PETROBRAS Group (chosen by PAI at its sole discretion) a license of its Pre Existing IP defining the terms of the use in any assets owned by the PETROBRAS Group in the Brazilian territory for a period of ***** years in accordance with the terms and conditions set forth in the Technology and Patent License Agreement Guidelines (TPLAG) annexed to this JDA (Exhibit G). KLE and PAI shall execute the Technology Patent License Agreement within 90 days from the approval of the Final Project Report.

7.2
The Parties hereby acknowledge and agree that PAI and KLE shall have full right and title to use any and all Intellectual Property Rights, deriving form this JDA, at any time, irrespective of any later authorization from the other Party, and they shall jointly own the Project Results in equal proportions. The Parties agree that the right of use provided herein extends to the PETROBRAS Group and KLE Affiliates, in order to allow for the extensive exploitation of the industrial and the commercial activities of the Parties.

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

7.2.1
Notwithstanding  the provisions set forth in Section 7.2, the Parties acknowledge that exploitation by Third Parties of any  Intellectual Property Rights deriving from this JDA shall, at all times, be conditional upon the prior, expressed and written approval of the Parties. The Parties agree that the royalty income related to the potential licensing to Third Parties of Project Results during or after the Project shall be equally shared by the Parties.

7.3
Each Party shall immediately disclose to the other Party all Project Results following its discovery thereof. Disclosure to the Technical-Financial Committee shall in any event be deemed to be a disclosure under this Clause.

7.4
Decisions regarding the viability of patent applications covering Project Results shall be made by the Technical-Financial Committee. Decisions regarding the filing of patent applications covering Project Results, and the issuance and maintenance of patents resulting there from, shall be made jointly by PAI and KLE. Any patent applications related to Project Results shall be filed in the name of PAI and KLE. Patents’ filing, prosecution and maintenance costs shall be shared in equal proportions between the Parties. Day to day supervision and management of the patent application filing and prosecution efforts shall be the responsibility of KLE, which shall keep PAI informed through the issuance of quarterly status reports.

7.4.1
If, for any reason, one of the Parties does not have interest in filing a patent application for any Project Result it shall inform the other Party in writing and in this case the other Party is entitled to file a patent application, in its own name and for its own account, in which case the costs relating to such request for protection would be fully borne by the filing Party.

7.5
The Parties shall divide, according to the proportion of each Party’s ownership of the intellectual property, as provided in Section 7.1, the costs relating to any Intellectual Property Rights claims related to the Projects Results, and shall, in the same proportion, be liable for any burden they may bear as the result of any such claim.

7.6
Each Party shall retain sole and exclusive ownership of the Pre Existing IP and Prior Information owned or controlled by such Party prior to the Effective Date, and nothing in this JDA shall be construed as granting the other Party, by implication or otherwise, any rights or licenses with respect to any Intellectual Property Rights it holds, except as otherwise set forth herein and in Section 7.1.1. KLE shall provide PAI with a document describing all of its Prior Information within fourteen (14) days from the Effective Date.

7.7	All information and know-how developed outside the scope of the JDA shall be considered Excluded Information, of which each Party shall have and maintain full ownership.

7.8
If the project goals are achieved as described in Exhibit D, and taking into account the licensing mentioned in Section 7.1.2 above, PAI will pay to KLE a one-time technology license fee in the value of up to five million Dollars (US$5.000.000,00) payable in one installment after executing the Technology Patent License Agreement (TPLA). The TPLA will be free of running royalties. Before executing this license agreement, this amount shall be ratified by a reputable independent technical consulting firm or investment bank to be hired by PAI.

7.8.1
If the appraisal is lower than five million Dollars (U$5,000,000.00), KLE may hire another independent technical consulting firm or investment bank to perform another appraisal. If the difference between both appraisals is lower than 10%, the licensing fee will be the average of either values, or five million Dollars (U$5,000,000.00), whichever is lower. If the difference between both appraisals is higher than 10% and the Parties do not reach an agreement, the licensing fee shall be arbitrated by a third recognized and reputable independent technical consulting firm, provided the five million Dollar (U$5,000,000.00) cap is observed.

7.8.2
If the appraisal of the first reputable independent technical consulting firm or investment bank is higher than five million Dollars (U$5,000,000.00), no further appraisals shall be done and PAI shall pay to KLE five million Dollars (U$5,000,000.00), according to Section 7.8.

8.	HSE

8.1
KLE shall ensure compliance with applicable laws or regulations, maintaining good practices. KLE shall also comply with its own HSE Plan, with any reasonable requirement or determination provided by PAI regarding HSE and with the standards according to specific statements established in Exhibit E. KLE shall assume all liability arise from any breach or failure to comply of any legal requirement.

8.2
For the performance of the Project hereunder, KLE shall ensure that KLE Personnel comply with all applicable safety and environmental protection and pollution control, international laws, regulations, rules and ordinances of all relevant governments and jurisdictions in the Country as well as all PAI rules, regulations and standards, and the provisions of this JDA.

8.2.1
KLE shall ensure that KLE Personnel have attended all survival and safety-training courses as may be required by applicable law or regulations as well as by the standard procedures applicable to the scope of the Project.

8.2.2
KLE shall, at its own expense and sole cost, supply and maintain its personnel with adequate protective clothing and equipment. This clothing and equipment shall conform to good practices, applicable regulations or any recognized international standards, as well as shall be maintained in good condition and shall be worn and used on all relevant occasions as indicated by notices and/or instructions and according to the scope of the Project.

8.3
KLE shall at all times assume responsibility and liability for the control, removal, cleaning up and containing pollution or seepage or contamination which originates, directly or indirectly, from its equipment related to this JDA, including but not limited to, spills of hydraulic fluids, fuels, lubricants, motor oils, drilling fluids, pipe dope, paints or solvents, rubbish, other products resultant from the Technology and so on.

9.	INDEMNIFICATION

9.1
Each Party will defend, hold harmless and indemnify the other Parties, their respective Affiliates (in case of PAI, PETROBRAS Group is included), directors, officers, agents and employees for any and all claims, losses, costs, delays, standby, demands, damages, suits, judgments, penalties, liabilities, debts, expenses and causes of action and every other claim or litigation (including all costs thereof and attorneys' fees) for bodily injury, illness, disease, or death to any Third Party personnel and/or loss of or damage to any Third Party property, or infringement of Third Parties Intellectual Property Rights by the use of its Pre Existing IP in relation to the Project and/or for any and all other loss, damage or delay sustained by any Third Party which may in any manner arise from, grow out of, or be incidental to the Project and which is caused or contributed to by the willful misconduct, fault or negligence of any parties.

10.	POTENTIAL COOPERATION IN THE AREA OF THE TECHNOLOGY IP

10.1
In case that the requirements for the licensing of the technology (“Performance Criteria”) are met and that co-owned IP is generated as a result of this JDA, the Parties shall discuss upon termination of this JDA the incorporation of a jointly owned vehicle which should acquire and commercialize KLE’s Pre Existing IP and the co-owned IP resulting from this JDA.

10.2
The participation of the Parties in the jointly owned vehicle shall be based on the total  investments made by PAI during the execution of this JDA, including any fees,  and the value of the Pre Existing IP, as of the Effective Date, contributed by any of the Parties to the jointly owned vehicle plus the value of any investment in the development of the Technology made by KLE outside the scope of this JDA in the period between the Effective Date of the JDA and the date of incorporation of the jointly owned vehicle.

11.	TERMINATION

11.1	The Parties may jointly terminate this JDA by mutual consent at any time and for any reason.

11.2
Each Party has the right to terminate this JDA in the event of a material breach, inconsistent compliance with JDA clauses, specifications, designs or deadlines, caused by an act of, fault, willful misconduct or gross negligence of the other Party and in case the steps to remedy such breach have not been taken by the defaulting Party within thirty (30) days from the date of receipt of a written notice to remedy such breach.

11.3
If this JDA is terminated by a Party (the “Non-defaulting Party”) due to a material breach or inconsistent compliance with JDA clauses, specifications, designs or deadlines by the other Party (the “Defaulting Party”) as referred  to in item 11.2 the Non-defaulting Party will become the sole owner of the Project Results, in which case the defaulting Party shall fully cooperate in all aspects with the transfer of the Defaulting Party’s rights in the Project Results to the Non-defaulting Party. The Non-defaulting Party will have the option to further develop the Technology alone or with Third Parties.

11.3.1
In case KLE is the Defaulting Party, besides having the obligation to reimburse PAI for the installments already paid, KLE shall upon request of PAI license its Pre Existing IP at the same conditions set out in Section 7.1.2 and at a 50% (fifty percent) discount over the value determined in Section 7.8.

11.4
This JDA may also be terminated by PAI in case of the existence of an enforceable and irrevocable judicial order obtained by a Third Party against KLE, preventing the consummation of this JDA, provided that such order is in effect before the Effective Date and remains valid through three (3) months after the Effective Date, in which case the Parties shall mutually agree upon the ownership of the Project Results (if any), and the guiding principle will be that the ownership of the Project Results shall be split between the Parties, in accordance with Section 7.2. In this case, any paid installments shall be fully reimbursed, within 90 (ninety) days by KLE to PAI.

11.5	This JDA shall automatically terminate upon the occurrence of the execution by the Parties of an agreement which specifically, by its terms, supersedes and terminates the JDA.

11.6	The rights and obligations set forth in Clauses 7, 11, 14, 15, 24 and 26, shall remain in full force and effect and shall survive the expiration or termination of this JDA for any reason whatsoever.

11.7
If PAI terminates this JDA for a cause different from what is determined in Clauses 11.2, 11.4 or 11.5, PAI and KLE shall ultimately within 30 (thirty) days after the submission of the final Project report, meet and discuss the terms of the licensing of KLE’s Pre Existing IP to PETROBRAS Group as well as the use of the jointly owned Project Results.

12.	REPRESENTATIONS AND WARRANTIES

12. 1
KLE represents and warrants that it is duly organized, validly existing and in good standing under the applicable legislation and has the requisite corporate power and authority to own, operate, develop or license the Pre Existing IP, and to operate and conduct the Project, as well as to carry out the JDA.

12.2
PAI represents and warrants that it is duly organized, validly existing and in good standing under the applicable legislation and has the required corporate power and authority to develop the Project, as well as to carry out the JDA.

12.3	The Parties, as represented by its signatories herein, have the legal right, power, authority and corporate approvals to enter into and perform this JDA, subject to the terms and conditions hereof.

12.4
The Parties represent and warrant that the execution and delivery of this JDA, as well as other agreements referred to and required in connection with the transaction described herein, as the case may be, and the consummation of the transaction contemplated hereby and thereby have been duly authorized by all necessary corporate board approvals or other action of the Parties, and constitute legal, valid, binding and enforceable obligation of the Parties, in accordance with its terms and conditions. Any further definitive agreement(s) to be identified as desirable and to be signed between the Parties as a result of this JDA will depend on the conclusion of satisfactory feasibility studies, the negotiation of mutually agreed definitive agreement(s) and will require necessary and express corporate approvals.

12.5
The Parties represent and warrant that the execution of this JDA, as well as any other agreements referred to and required in connection with the Project described herein, as the case may be, or the consummation of the transaction contemplated hereby and thereby shall not conflict with, result in a breach of, constitute a default under, violate or contravene any terms of any law, order or permit and shall not result in the termination of a right.

12.6
The Parties represent and warrant that there is no claim, suit, action, proceeding, injunction inquiry, arbitration, mediation collection or similar event or matter pending or threatened that may prevent the consummation of the transaction contemplated by this JDA. Moreover, the Parties are not subject to any judgment, decree, injunction, rule or order or any Governmental Authority, which may seek the restraint or prohibition of the consummation of the transaction contemplated by this JDA. There are no bankruptcies, reorganization or arrangement proceedings threatened, pending or contemplated by or against the Parties.

12.7
KLE shall not dispose and shall maintain all its Prior Information and Pre Existing IP free and clear of all and any liens, encumbrances, pre-emptive or Third Parties’ Rights, during all Phases of the Project.

12.8
Except as otherwise expressly provided herein, no Party makes any representations or warranties, express or implied, arising by law, out of any course of dealing or performance, custom, industry standard or otherwise, as to any matter whatsoever, including, without limitation, the accuracy or completeness of any report, any materials produced or provided under this JDA, or the merchantability, or fitness for a particular purpose of any of the foregoing, all of which are hereby disclaimed.

12.9	Notwithstanding the foregoing, each Party represents and warrants that the regular use of its Prior Information and Pre Existing IP will not infringe any Third Parties' Intellectual Property Rights.

12.10
KLE hereby represents and warrants that there is no restriction, prevention or prohibition on the export of Prior Information and Pre Existing IP to Brazil under the rules of the U.S. Bureau of Industry and Security ("BIS") of the Department of Commerce.

13.	EXCLUSIVITY

Without prejudice to KLE’s rights, during the execution of the Project under this JDA, each of the Parties shall maintain mutual exclusivity and shall not, without the written and prior consent of the other Party, directly or indirectly enter into any negotiations, discussions or agreements with any person or entity regarding the Technology and its further development as applied to sugar cane bagasse until the termination of this JDA or the withdrawal of either of the Parties in accordance with this JDA.

14.	CONFIDENTIALITY

14.1
Due to the performance of this JDA, the Parties came to the possession of certain confidential and proprietary information that constitutes trade secrets owned by each Party, in which they have rights of indeterminable commercial value.

14.2.
Therefore, all these information, including without limitation all oral and written information about know-how, industrial secrets, methods, technical data and information, as well as commercial, financial and operational data and information related to the Project and this JDA shall be kept in strict confidence and treated as non-public, confidential and proprietary information ("Information"), regardless of whether identified or marked as "proprietary" or "confidential”.

14.3
The Parties agree to use the Information only for the purpose of this JDA, and shall protect such Information from disclosure to others using the same degree of care used to protect their own secrets. The Information shall not be reproduced in any form, sold, traded, published or otherwise disclosed to anyone in any manner, whatsoever except as required by one Party to the other Party.

14.4	Notwithstanding the foregoing, the Parties may disclose the Information without the other Party's prior written consent only to the extent such Information:

(i)	is already known to the Party as of the date of disclosure;

(ii)	is already in possession of the public or becomes available to the public other than through the act or omission of the Party receiving the information;

(iii)	is independently developed by one of the Parties without reliance on the Information of the Party; or

(iv)
is required to be disclosed under applicable law or by a governmental order, decree, regulation or rule (provided that the requested Party shall give written notice to the other Party prior to such disclosure. This obligation aims to give the other Party an opportunity to seek an injunction with respect to such Information).

14.5
The Parties shall be entitled to disclose the Information without the other Party’s prior written consent to any of the following persons who have a clear need to know in order to evaluate the Information disclosed or to evaluate the Project:

(i)	employees, officers and directors of each Party directly related to the Project;

(ii)	employees, officers and directors of an Affiliate directly related to the Project; or

(iii)	any professional consultant, advisor or agent retained by the each Party directly related to the Project for the purpose of evaluating the Information.

14.6
Prior to making any such disclosures to persons under subparagraphs (i), (ii) and (iii) above, however, the Parties shall obtain an undertaking of confidentiality equivalent in substance to the confidentiality obligations set forth in this JDA from each such person.

14.7
The technicians, postdocs, other scientists and students who are involved in the Project are allowed to publish articles in respect of the Project, subject to (i) the prior written consent of both Parties, which consent shall not unreasonably be withheld, and (ii) a written notice to the Technical Committee at least six weeks before the article is submitted for publication in order to file a patent application if necessary.

14.8
Each Party acknowledges that any disclosure or misappropriation of Information by such Party in violation of this confidentiality commitment could cause the other Party or its Affiliates irreparable harm, the amount of which may be extremely difficult to estimate, thus making any remedy at law or in damages inadequate. Therefore each Party agrees that the non-breaching Party shall have the right to apply to any court of competent jurisdiction for a restraining order or an injunction restraining or enjoining any breach or threatened breach of this confidentiality commitment and for any other equitable relief that such non-breaching Party deems appropriate. This right regarding injunction shall be in addition to any other remedy available to the Parties in law.

14.9
Notwithstanding the aforesaid provision, KLE represents and warrants that neither itself nor any of KLE Personnel, except with prior written consent of PAI, will make any reference in public, or to the press, or in books, magazines and periodicals to:

(i)	this Contract, its existence or its terms and conditions;

(ii)	the type or the extent of the Services required to be executed by KLE hereunder;

(iii)	the methods, materials, and/or equipment used or personnel employed for the purposes of this Contract; or

(iv)	any information in possession of KLE and/or KLE Personnel; and agents as to the operations of PAI, or to any area which PAI may have exploited or have the right to exploit.

14.10
The provisions contained in this Clause shall be in full force from the Effective Date and shall remain in full force and effect after its termination or withdrawal, notwithstanding the reason thereof for five (5) years thereafter.

14.11
The existence of this JDA, which includes its object and its wording, shall be treated as Information and shall not be disclosed except to the Party’s Affiliates. The provisions of the Clause 14 shall be applied upon them.

14.12
The Parties are expressively authorized to disclose any information regarding this JDA as to fully comply with the laws and regulations applicable, in particular but not limited to the U.S. SEC requirements.”

15.	LIMITATION OF LIABILITIES

No Party will be liable to the other Party for any indirect, special, punitive, incidental or consequential damages or loss of profits as a result of or in connection with this JDA.

16.	ASSIGNMENT

None of the Parties may assign any rights or obligations under this JDA to any Third Party without the prior written consent of the respective other Parties, except in case of assignment to one of its Affiliates.

17.	NOTICES

17.1
All notices, requests, demands or other communications made pursuant to this JDA may be delivered personally, by mail, by courier, by facsimile, telegram, telex, e-mail or similar means of communication. Oral communication does not constitute a notice for purposes of this JDA.

If to PAI, send all notices, requests, demands or other communications to:

Attn.: José Orlando Melo de Azevedo
Address:  10350 Richmond Ave., Suite 1400, Houston, TX 77042, USA
Telephone:  +1713 808-2106
Fax: +1 713 808 4141
E-Mail: orlandomelo@petrobras.com.br

If to KLE:

KLE: KL ENERGY CORP.
Attention:  Mr. Peter Gross
Address: 306 East Saint Joseph St. Suite 200, Rapid City, SD 57701,
USA
Telephone: +1 605 718-0372 ext 38
Telefax: + 1 605 718-1372
E-mail: pgross@klenergycorp.com

17.2	A notice given under any provision of this JDA shall be deemed delivered:

(i)	if sent by mail, when received by the Party that sent it the cross-receipt;

(ii)
if sent by facsimile, upon completion of transmission in full and without error as evidenced by the transmission report in relation thereto, unless the day of such receipt or delivery is not a Business Day, or is delivered after close of business of a Business Day in the receiving Party’s domicile, in which case such notice or communication shall be deemed received on the next immediate Business Day;

(iii)
if sent by e-mail, when the Party that sent it, receives a written answer of the other Party, as cross-receipt. “Received”, for purposes of this Clause, means actual delivery of the notice to the address or facsimile address of the Party shown above.

17.3	Any Party may change its address for purposes of this Clause by notice to the other Parties of such change in the manner specified herein.

18.	COSTS

18.1
The Parties agree that all costs related to the Project up to US$ 6,000,000 (six million Dollars) shall be borne by PAI in accordance with Clauses 5 and 6 and the Project Budget. The investments estimated in the Project Budget have taken into consideration and include all tax and labor costs. The costs related to the Project which exceed US$ 6,000,000 (six million Dollars) shall be borne by KLE.

18.2
Unless otherwise agreed in writing among the Parties, each Party shall bear its own individual costs and expenses in connection with the preparation and execution of this JDA, including, but not limited to, tax, travel expenses and legal advisors.

18.3
In case external specialists from legal, tax, or accounting perspectives are engaged jointly by the Parties in connection with the drafting or implementation of this JDA, the Parties shall discuss and agree on the terms and conditions of which such costs and expenses shall be shared among the Parties prior to such engagement.

19.	TAXES

19.1.
Taxes (as defined hereinafter) due as a direct or indirect result of the present JDA or its performance, shall be the exclusive responsibility of the taxpayer, as defined in the tax laws, with no right to reimbursement against the other Party.

19.2.
“Tax” or “Taxes” means any and all taxes (together with any interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any governmental authority, including taxes on or with respect to income, profits, gross receipts, property, employment, social security, workers’ compensation, unemployment compensation, or net worth and taxes in the nature of withholding, or transfer taxes.

19.3.
Except as otherwise expressly stated in this JDA, each Party shall be solely responsible for itself, its employees, subcontractors and its hired third parties for the payment of all Taxes and governmental charges of whatever nature.

19.4.
Parties´ subcontractors: for the avoidance of doubt, all Taxes and governmental charges of whatever nature, existing or to be created while performing this JDA, in respect of each Party Personnel and suppliers shall be exclusively borne by for the correspondent Party, and no reimbursement of such amount shall be claimed from the other Party.

20.	DURATION

20.1	This JDA shall be valid and in force for eighteen (18) months (“Term”) from the Effective Date, unless an early termination occurs as provided in this JDA.

20.2	PAI shall have the right, at its sole discretion, to extend this JDA for an additional term up to one (1) year, as provided hereunder, at conditions to be agreed jointly by the Parties.

20.2.1	PAI shall give a written notice to KLE proposing an extension, not later than ninety (90) days prior to the end of the initial term.

21.	AMENDMENTS

This JDA shall not be amended except by mutual written agreement of the Parties.

22.	FORCE MAJEURE

22.1
No Party to this JDA shall be under any liability for any failure, omission or delay by it in the performance or observance of any of its respective obligations under this JDA if such failure, omission or delay arises from events of force majeure which for the purposes of this JDA shall mean acts beyond the control of such Party, such as acts of God, acts of war or national emergency, accident, fire, acts of any Government or Lawful Authority, strike, unrest, riots or civil disobedience.

22.2
The Party invoking force majeure shall advise the other Parties as soon as practicable of the circumstances causing the failure, omission or delay in the performance or observance of its obligations and shall provide such information as is available to it regarding the progress and possible discontinuance of such circumstances. The performance and the observations of such obligations shall be resumed as soon as practicable after such circumstances have ceased. This JDA may be terminated by the unaffected Party(ies) if the cause referred to in this section or the resultant inability to perform continues for a period of more than 6 (six) months.

23.	PUBLIC ANNOUNCEMENTS

None of Parties shall issue any press release, papers, publication of technical information, public presentations regarding the technology or statement with respect to this JDA without the written consent of the other Parties, provided, however, that a Party or any Affiliate of a Party may issue or make such a public announcement or statement if it is obligated by any law, rules and regulations, including those of any recognized stock exchange or security or regulatory agency to do so.

24.	GENERAL PROVISIONS

24.1
Should any of the provisions of this JDA be or become fully or partly invalid or unenforceable, the remainder of the JDA shall be valid or enforceable. The invalid or unenforceable provision shall be replaced by a provision which shall come as close as possible to the economic purpose of the invalid provision. Any gaps in this JDA shall be filled by a provision which the Parties as prudent businessmen would in good faith have agreed to, had they considered the matter not covered by this JDA.

24.2	PAI is entitled to transfer all rights and obligations it has under this JDA to an Affiliate without the prior approval of KLE.

25.	ENTIRE AGREEMENT

This JDA and the Exhibits hereto contain the entire agreement and understanding of the Parties and supersede all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this JDA (and any such document). The terms of this JDA will always prevail in case of conflict with the terms of the Exhibits hereto.

26.	APPLICABLE LAW AND DISPUTE RESOLUTION

26.1
This JDA, its meaning and intention, the performance or any breach thereof, the relationship of the Parties and their respective rights and obligations hereunder, shall be construed, enforced and governed in accordance with the laws of Texas, irrespective of any conflict of laws or exclusive jurisdiction provisions in law or equity.

26.2
KLE on the one hand, and PAI on the other hand (each a “Disputing Party”) agree to negotiate or to settle in good faith any and all claims, controversies, differences and/or disputes (each a “Dispute”), at any time, arising out of or in connection with this JDA including any questions regarding its existence, interpretation, validity, termination or any breach thereof, during the forty-five (45) Business Day period following the giving of notice in writing to the other Disputing Party specifying the cause thereof.

26.3
The Disputing Parties shall endeavor to reach a common agreement on all Disputes regarding technical and operational matters.  In the event that the Disputing Parties do not reach an agreement on such matters, the Dispute shall be referred to an independent expert according to the following procedures.

26.4	The Disputing Party wishing to submit the issue to the decision of an independent expert shall propose to the other Disputing Party two (2) candidates.

26.5
The other Disputing Party shall either respond by (i) selecting one of the candidates proposed by the Disputing Party, in which case the Parties shall proceed under this clause or (ii) electing to submit such issue to arbitration in accordance with Clause 26.9.

26.6	Each Disputing Party shall pay its own costs in connection with this procedure, and the fees of the independent expert shall be covered by the Disputing Parties in equal parts.

26.7
Within thirty (30) days following the notification that a Dispute has been submitted for the review of the independent expert, each Party shall provide such independent expert with the information in its possession regarding the Dispute.  The independent expert may convene one or more meetings of the Parties, whether jointly or separately, and may request necessary supplementary information.

26.8
The independent expert shall issue his decision within thirty (30) days following the conclusion of the proceeding, which proceeding may not exceed ninety (90) days from the date of its initiation, unless otherwise agreed by the Disputing Parties. The decision of the independent expert shall be final and binding on the Disputing Parties, except in the case of fraud or manifest error.

26.9
In case no agreement is reached in respect of the Dispute(s) pursuant to Clause 26.2, and the Parties have not submitted the matter in dispute to an independent expert as per the procedures under Clause 26.3, the Disputing Parties agree to submit the dispute to arbitration, to be conducted according to the international commercial rules of the American Arbitration Association – AAA then in force, as follows:

26.10	The venue of arbitration shall be Houston, TX, and the proceedings shall be conducted in the English language.

26.11
The arbitration shall be heard and determined by three (3) arbitrators who shall be selected as set forth hereinafter. Notwithstanding the foregoing provisions of this clause, only one arbitrator shall be used in arbitrations where the net amount in controversy does not exceed US$10,000,000 (ten million Dollars) or where the controversy involves limited technical issues and the Parties unanimously agree. Such arbitrator shall be appointed jointly by the Parties to the arbitration; failing agreement, the AAA shall appoint such arbitrator.

26.12
The Disputing Party desiring arbitration shall notify the other Disputing Party in writing of the matter to be arbitrated including whenever possible the estimated US Dollar amount of the dispute and shall include the name of the arbitrator that it has selected.

26.13	The other Disputing Party shall respond to such notice within ten (10) Business Days and shall name the arbitrator that it has selected.

26.14
The Disputing Party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within ten (10) Business Days following the appointment of the last disputing Party-appointed arbitrator.

26.15
If the arbitrators appointed by the parties cannot reach agreement on a presiding arbitrator of the tribunal and/or if a Disputing Party refuses to appoint its arbitrator within such ten (10) Business Day period, the AAA shall appoint an independent arbitrator as the presiding arbitrator, or for such Disputing Party, as applicable, who does not have any financial interest in the dispute, controversy or claim.

26.16	All decisions and awards by the arbitration tribunal shall be made by majority vote.

26.17
All decisions and awards of the arbitrators shall be final and binding upon such Parties in dispute, and there shall be no appeal there from to any court whatsoever. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. It is expressly agreed that punitive, consequential or indirect damages shall not be allowed.

IN WITNESS WHEREOF, the Parties hereto sign this JDA in 2 (two) counterparts, of equal form and content, to one sole effect together with the two witnesses hereunder signed. All such counterparts will be deemed to be an original, shall be construed together and shall constitute one and the same instrument.

PETROBRAS AMERICA INC. /s/ Jose Orlando Melo de Azevedo Name:Jose Orlando Melo de Azevedo Position: President Date: 8/23/10	KL ENERGY CORP. /s/ Peter Gross Name: Peter Gross Position: CEO Date:

EXHIBIT A –  “Description of Project and Specific Clauses”

KLE shall test the Technology in its demonstration plant in Upton, Weston County, Wyoming, USA, providing primarily the following services:

1.      Laboratory and pilot plant testing with different enzymes and yeasts;

2.      Sourcing of sugarcane bagasse, enzymes and yeasts;

3.      Adaptation and conversion of the demonstration plant to sugarcane bagasse feedstock.

(a)	Process design
(b)	Engineering
(c)	Procurement
(d)	Permitting and licensing
(e)	Construction
(f)	Commissioning

(i)	Processing capacity of ***** of dry sugarcane bagasse per hour and ***** of anhydrous ethanol per hour.

4.    Operational management of the sugar cane bagasse test program

(a)	Minimum 6 campaign runs:

(i)	Each campaign shall last between ***** and ***** hours and consume ***** of dry bagasse.

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

(b)	Production of ***** liters of anhydrous ethanol.

5.    Off-take agreements for anhydrous ethanol.

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

EXHIBIT B – “ Monthly Detailed Work Plan and Budget” (1/2)

*****

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

EXHIBIT B – “ Monthly Detailed Work Plan and Budget” (2/2)

*****

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

EXHIBIT C – “Pre Existing IP”

·	US provisional application serial No. 61/249,181, filed October 6, 2009

·	Brazilian Patent Application, filed June 2, 2010 (serial number not yet assigned), priority claim to U.S. application 61/249,181, filed October 6, 2009.

EXHIBIT D – “Summary of Performance Criteria”

The Parties agree on the following goals to be achieved as a result of the Services.

1.	A minimum production yield of ***** liters of anhydrous ethanol per metric ton of dry sugarcane bagasse.

(a)	This yield shall be achieved in ***** production campaigns;

(b)	Each production campaign shall last between ***** and ***** hours and consume ***** dry kg of sugarcane bagasse;

(c)	The maximum enzyme dosage is limited to *****.

2.	A projected maximum enzyme dosage cost of ***** produced by the date of termination of this JDA.

(a)	The cost calculation shall be based on the production yield and the enzyme dosage achieved during the JDA period and the enzyme supply cost negotiated by KLE.

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

EXHIBIT E – “Health, Safety and Environmental”

The demonstration plant shall be operated in compliance with the codes and standards of both the EPA (Environmental Protection Agency) and OSHA (Occupational Safety and Health Administration), as well as the laws of the State of Wyoming.

EXHIBIT F – “Payments and Technical-Financial Report Schedule”

*****

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

EXHIBIT G – “Technology License Agreement Guidelines”

1              KL Energy Corporation (KLE or “Licensor”) is the Owner and developer of certain proprietary processes relating to the production of cellulosic ethanol and lignin from lignocellulosic material feedstock using thermal-mechanical pre-treatment, enzymatic hydrolysis and fermentation of C5 and/or C6 sugar polymers from alternative feedstocks (as defined in the JDA as “Technology”).

2.             KLE will grant a non-exclusive (except as provided by section 5.1 of this EXHIBIT G) license to PAI and PETROBRAS Group (as defined in the JDA) (hereinafter referred to as “Licensees”) for use of the KLE Pre Existing IP (as defined in the JDA and in the EXHIBIT C), including but not limited to any and all processes-claimed by the KLE, patents, pending or issued in Brazil, and know-how, for a period of ***** years of the Effective Date, to practice the licensed process and to research, develop, make, have made, use, market, offer for sale, sell and/or have sold the licensed products, import, export, distribute and otherwise exploit and have exploited any KLE Pre Existing IP.

3.             All right, title and interest in and to the licensed patents and licensed know-how shall remain owned by KLE.

4.             The Licensees may develop and construct multiple production plants for the production of licensed products. The production of the licensed products will not be payable with extra royalties. This payment is already included in the one-time technology license fee fixed in the Section 5.

5.             The Licensees will pay to KLE a one-time technology license fee of up to five million US Dollars (US$5,000,000) as defined in the JDA (section 7.1.2 and 7.8 of the JDA).

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

5.1
The license shall be exclusive on a global basis for ***** of its Effective Date against a payment of ***** by PAI to KLE. Licensee further pays to KLE a technology license fee of ***** per bone dry metric ton of nameplate biomass processing capacity commissioned within the period of exclusivity. PAI decides at its sole discretion whether it exercises this exclusivity option.

6	The Licensees are authorized by KLE on a royalty-free basis to sub-license the KLE Pre Existing IP to Affiliates and any entities belonging to the Petrobras Group.

***** Text has been omitted pursuant to Registrant’s confidential treatment request filed with the Securities and Exchange Commission (“Commission”) pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.  The omitted text has been filed separately with the Commission.

Exhibit H – “Scope of Feasibility Study and Basic Engineering Services”

Service	Sub items	PAI support	Particularities
Conceptual process design
	Criteria for selection of	Required
sugarcane mill
Selection of sugarcane mill		Required
Site visit and data collection		Required	Unrestricted access to site and all relevant data required
Process flow diagram
Initial simulations
Front end loading design
Aspen model integrating sugarcane mill and CBE plant
Heat and material balance
Water balance
Emission summary
Facility layout
Financial model		Required	Key assumptions to be jointly agreed
Feasibility report

Basic Engineering

Service	Sub items	PAI support	Particularities
Basis of design
Conceptual plot plan
P&IDs and automation plan
Material and energy balances
Recycle streams
Waste streams
Utilities
Major equipment list
Minimum design specs
Site plan
CAPEX and OPEX estimate		Required	Equipment quotes with qualified suppliers

The following study and engineering services are expressively excluded from the scope of this JDA:

•	Raw material receiving and buffer storage
•	Heat and power generation
•	Fresh and cooling water supply
•	Waste water treatment
•	Other required infrastructure
•	Environmental conditions, requirements and limitations
•	Permitting
•	Civil engineering
•	Any other service not listed in above Feasibility Study and Basic engineering tables